SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  U.S. Mid-Cap Portfolio

Address of Principal Business Office:  Butterfield House
                                       4th Floor, Fort Street
                                       P.O. Box 2330
                                       George Town, Grand Cayman
                                       Cayman Islands BWI

Telephone Number:  (345) 949-4719

Name and address of agent for service of process:

         Philip W. Coolidge, Esq.
         Chief Executive Officer
         Signature Financial Group, Inc.
         6 St. James Avenue, 9th Floor
         Boston, MA  02116

Check Appropriate Box:
         Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
         Form N-8A:  YES [X]   NO [ ]

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Paget, Bermuda on the 3rd day of November, 1997.

                                       U.S. MID-CAP PORTFOLIO



                                       By /S/SUSAN JAKUBOSKI
                                          Susan Jakuboski
                                          Assistant Treasurer

ws5541